EXHIBIT 23.1




                              ACCOUNTANTS' CONSENT




The Board of Directors
Nymox Pharmaceutical Corporation:


We consent to the incorporation by reference in the registration statement on Form F-3, dated April 1, 2002, of Nymox Pharmaceutical Corporation of our report, dated February 22, 2001, relating to the consolidated balance sheets of Nymox Pharmaceutical Corporation as at December 31, 2000 and 1999, and related consolidated statements of earnings, deficit and cash flows for the years ended December 31, 2000, 1999 and 1998, which report appears in the December 31, 2000 annual report on Form 20-F of Nymox Pharmaceutical Corporation.

We also consent to the reference to our Firm under the heading "Experts" in the registration statement.


                                                 /s/ KPMG LLP

                                                 KPMG LLP
                                                 Chartered Accountants
Montreal, Canada
April 1, 2002